CERTAIN IDENTIFIED INFORMATION MARKED WITH ASTERISKS [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (i) IS NOT MATERIAL AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

EXHIBIT 10.1
CONSULTING AGREEMENT

THIS AGREEMENT is made as of May 7, 2024 (the “Effective Date”), by and between IDEXX Laboratories, Inc. (hereinafter referred to as the “Company”) and James Polewaczyk, individually (“Consultant”).
WITNESSETH

WHEREAS, the Company employed Consultant as an Executive Vice President until he retired and separated his employment with the Company effective April 1, 2024.

WHEREAS, Consultant possesses executive leadership and management expertise in the veterinary diagnostics products and services industry, including without limitation, extensive experience with leading, incentivizing and managing global commercial and sales organizations responsible for marketing, promoting and selling IDEXX products and services in the animal health sector, developing and deepening existing and prospective business relationships with the Company’s customers, and understanding customer preferences, and he offers to provide certain consulting services as it relates to his expertise.

WHEREAS, as part of providing consulting services to the Company, Consultant may have access to the Company’s Confidential Information.

WHEREAS, the Company and Consultant (each a “Party” and collectively referred to herein as the “Parties”) acknowledge and agree that the execution of this Agreement is necessary to memorialize the terms and conditions of such engagement as well as to protect the Company’s Confidential Information.

WHEREAS, the Company and Consultant agree that this Agreement is reasonable to protect the Company against the irreparable harm it would suffer if Consultant used or disclosed the Company’s Confidential Information.

NOW THEREFORE, in consideration of the foregoing recitals and the promises and mutual covenants contained herein, including good and valuable consideration to which Consultant would not otherwise be entitled without entering into this Agreement, including (a) valuable monetary consideration, and (b) Consultant’s access to the Company’s Confidential Information, the Parties agree as follows:

1.Independent Contractor. The Company hereby engages Consultant, and Consultant accepts such engagement, as an independent contractor to provide the services described herein based upon the terms and conditions set forth in this Agreement. It is mutually understood and agreed that Consultant is not an employee, agent or partner of the Company and neither Party shall have any authority to bind the other in any respect. The Parties agree that (a) Consultant is a self-employed independent contractor; (b) nothing in this Agreement shall be considered to create an employer-employee relationship between the Company and Consultant; and (c) Consultant shall not be deemed to be an employee of the Company for any purpose whatsoever, including, but not limited to, eligibility for (i) inclusion in any Company retirement or pension plans or any incentive or bonus plans for the employees of the Company, (ii) sick pay, (iii) paid non-working holidays, (iv) paid vacations or leave days, (v) participation in any plan or program offering life, accident and/or health insurance for the employees of the Company, (vi) Worker’s Compensation, or (vii) participation in any medical reimbursement plan or other fringe benefit plan for the employees of the Company.

2.Duties of Consultant. Upon request of the Company and on a mutually agreeable basis, Consultant agrees to provide coaching and professional development support to selected Company employees. In addition to the foregoing, Consultant shall perform such other duties as may be mutually agreed upon by Consultant and Company from time to time. Except as may be restricted herein, Consultant shall not be prohibited from providing other consulting services to any third-party.

3.Performance of Duties. Consultant represents that he has the expertise and ability to perform the requested services and agrees to perform such Consulting Services in an ethical and professional manner consistent with the highest standards in the industry. Consultant agrees to comply with and be bound by all laws, rules and regulations that are applicable to the performance of said services, including all requirements regarding Equal Employment Opportunity, the provisions of Executive Order 11246, and all related rules and regulations. Consultant shall comply with the policies of the Company to the extent applicable, including applicable policies regarding the confidentiality and privacy of certain information and the Company’s Insider Trading Policy. At no time during the term of this Agreement will Consultant provide any consulting services or similar services to any individual or entity that competes with the Company or its parent, subsidiary or affiliated companies.

4.Conflict of Interest. Consultant represents and warrants that he is unaware of any agreement that would in any way prohibit or interfere with the performance of any services contemplated hereunder. Moreover, Consultant hereby warrants that this Agreement does not present any conflict of interest or otherwise interfere with any pre-existing obligations. Consultant agrees that if any conflict of interest should arise during the term of this Agreement, Consultant shall promptly notify the Company of such conflict and the Company may, at his/her option, immediately cancel this Agreement. Consultant agrees to indemnify the Company for any legal action brought against it by a third party based on any alleged breach by Consultant of any such agreement, conflict of interest or other obligation.

5.Compensation. For all services rendered hereunder, Consultant shall be compensated at the rate of Twenty-Five Thousand Dollars ($25,000.00) per month, payable in arrears within sixty (60) days from the end of the month.

6.Expenses. Subject to the Company’s advance approval, Consultant may be reimbursed for any reasonable and ordinary business expenses and travel expenses for travel undertaken for the sole benefit of the Company, including reasonable meals, lodging and use of rental cars. To be eligible for such reimbursement, Consultant shall be required to submit appropriate receipts or other documentation evidencing the amount of and purpose for such expenses. All other expenses shall be borne by Consultant unless otherwise specifically pre-approved in writing by the Company. Any mileage expenses shall be reimbursed at the applicable rate published by the Internal Revenue Service. To be eligible for reimbursement, all expense reimbursement forms must be submitted within sixty (60) days after the expense is incurred.

7.Taxes. The Company shall issue after the end of each calendar year a Form 1099—MISC reporting all payments made to Consultant under the terms of this Agreement. Consultant shall be solely responsible for all Federal, State and local taxes applicable to the amounts paid by the Company under this Agreement as well as applicable taxes due on any monies paid to Consultant’s employees. Consultant agrees to indemnify, hold harmless and immediately reimburse the Company for any and all tax obligations, penalties or attorneys’ fees incurred by the Company on account of any such payments. In no case shall the Company be liable for any additional payments to Consultant due to any tax liability incurred but not anticipated by the Parties at the time this Agreement was first entered into.

8.Definition of Confidential Information. Confidential Information includes without limitation information that is created and used in the Company’s business and which is not generally known by the public, including but not limited to: trade secrets, proprietary or customized software and databases (including, but not limited to, veterinary practice management platforms relating to issues such as patient scheduling and care, customer information and communications (including telemedicine), medication management and prescriptions, and business and/or personnel management and development); manufacturing processes and methods, product formulas, research and development used by or in development for use or sale by the Company (including, but not limited to those relating to the manufacture of laboratory products, instruments, equipment, and consumables used in veterinary and/or human medicine); new product plans; the Company’s confidential records pertaining to its existing or potential customers, including key customer contact information, contract terms and related information; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms and related information; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; personnel composition (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company maintains as confidential.

9.Confidentiality. Consultant acknowledges that, during the term of this Agreement, Consultant may be exposed to information which, in whole or in part, is considered to be proprietary and confidential. Consultant specifically understands and agrees that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Consultant in the course of or as a result of his provision of consulting services to the Company. Confidential Information does not include information that is or may become known to Consultant or to the public from sources outside the Company and through means other than a breach of this Agreement or disclosed by Consultant after written approval from the Company.

Consultant may also be involved in the development of Confidential Information. Accordingly, except as authorized by the Company in writing, Consultant agrees to maintain all such Confidential Information in strictest confidence and agrees not to disclose such information to any person or entity not a Party to this Agreement. Consultant specifically agrees that the scope of this prohibition includes both information disclosed to Consultant as well as Confidential Information created as a result of Consultant’s own activities on behalf of the Company. Any and all work performed under this Agreement by Consultant for the Company during the term of this Agreement shall become the sole property of the Company. Upon request, expiration, or termination of this Agreement, Consultant shall immediately return all Confidential Information and any copies thereof in Consultant’s possession. Nothing in this Agreement prohibits Consultant from reporting to any government official or an attorney information concerning a possible violation of law and Consultant may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability provided Consultant does so consistent with 18 U.S.C. §1833, as amended.

10. Ongoing Obligations. Consultant acknowledges that during his period of employment with the Company, he executed a Confidential Information and Work Product Restrictive Covenant Agreement (“RCA”) attached herein as Exhibit A and incorporated by reference. Consultant acknowledges his ongoing obligations to the Company, as set forth in the RCA, and further agrees that the covenants and agreements included in the RCA survive the April 1, 2024 termination of Consultant’s employment with the Company and remain in full force and effect.

11. Application of Clawback Policy. Consultant acknowledges and agrees that by virtue of his prior employment with the Company he is a Covered Employee under, and as such term is defined in, the Company’s Amended and Restated Clawback Policy, as in effect on the date hereof and as it may be amended from time to time (the “Clawback Policy”), and that the Clawback Policy applies and will continue to apply to the Consultant.

12. Remedies. In view of Consultant’s special expertise in the particular areas set out above, the confidential and proprietary nature of the subject matter of this Agreement and the existence of obligations which continue beyond the term of this Agreement, the Parties agree that it would be difficult to measure any damages to the Company resulting from any breach by Consultant or any employees of Consultant of the terms of this Agreement but that such damages would be great. Accordingly, the Parties agree that monetary damages would not be an adequate remedy for any breach by Consultant of the terms of this Agreement. Consultant therefore personally agrees to perform specifically what Consultant has agreed to do under the terms of this Agreement and further agrees that the Company may require Consultant to so perform by an order from any court having jurisdiction. The Company may further enforce any remedy or remedies in addition to the above, including seeking monetary damages, which are available to it. The Company shall also be entitled to recover all reasonable attorneys’ fees and costs incurred by it in any effort to enforce the terms and conditions of this Agreement.

13. Term of Agreement. Except as otherwise provided herein, this Agreement shall be in full force and effect from the Effective Date and shall continue for an initial term of twelve months (the “Term”), at which time this Agreement will be deemed to have expired without further notice. The Company shall notify Consultant at least sixty (60) days prior to the expiration of the Term of the Agreement if it desires to extend the Term for an additional period of up to twelve (12) months (the “Extended Term”) whereupon the Company and Consultant shall mutually agree on an amendment of the Agreement to reflect the terms of the Extended Term. Notwithstanding the foregoing, each Party shall have the right to terminate this Agreement for any reason prior to the expiration of any Term or Extended Term upon sixty (60) days prior written notice to the other Party. The Company also reserves the right to terminate this Agreement at any time, without prior notice, in the event Consultant:

a.Materially breaches any of the provisions of this Agreement or otherwise fails to perform in a manner acceptable to the Company;

b.Violates any policies and practices of the Company applicable to its contractors and third-parties relating to safety, security or conduct including, without limitation, the Company’s policies regarding discrimination or, harassment;

c.Is arrested, indicted or convicted for any felony or other crime involving moral turpitude; or

d.Engages in any act that, in the opinion of the Company, might hold the Company, its officers or directors up to embarrassment, ridicule or the possibility of civil or criminal legal action.

This Agreement shall also automatically terminate upon Consultant’s death or disability, which shall be defined as an illness or injury rendering Consultant unable to substantially and timely perform the obligations of this Agreement and expected to last more than thirty (30) days. Upon the occurrence of either event, the Company shall be obligated to pay Consultant only for the work completed through the end of the month in which the death or disability occurs. Thereafter, this Agreement shall be deemed to have expired and the Company shall have no further obligation to Consultant.

14. Indemnification. Consultant agrees to indemnify, defend and hold harmless the Company against any and all claims, damages, losses, liability, expenses and costs (including attorneys’ fees) that may be incurred by or asserted against the Company on account of or arising out of any act or omission by Consultant, including its agents, employees and assigns in conjunction with the performance of services hereunder.
15. Limitation of Liability. Consultant acknowledges that in no event shall the Company be liable for any incidental, special, indirect, or consequential damages which may arise on account of Consultant’s actual or attempted performance of the services contemplated under this Agreement, specifically including, without limitation, loss of anticipated profits or other economic loss in connection with, or arising out of, this Agreement.

16. Insurance. Consultant agrees to carry at his own expenses, all necessary insurance coverage required by prudent business practices, including (to the extent applicable) comprehensive general liability insurance (including contractual liability), comprehensive auto liability insurance, workmen’s compensation insurance and employees liability insurance. Certificates evidencing such coverage shall be submitted to the Company upon request. Consultant acknowledges that he is not eligible to claim coverage under or otherwise participate in any insurance coverage maintained by the Company.

17. Works. Consultant agrees that all works created as part of the consulting services hereunder either solely or jointly with others shall be considered works made “for hire” and shall belong exclusively to the Company. To the extent any works by operation of law are not deemed works made for hire, Consultant agrees to assign to the Company all right, title and interest in such works. Consultant warrants that all works shall be original and shall not infringe the patents, copyrights or trade secrets of any other person. Further, Consultant will, without royalty or any additional consideration:

a.Assist the Company or its nominees, at the expense of the Company, as the Company may require in any Copyright Office proceeding or litigation involving any work; and

b.At the expense of the Company during and subsequent to the period of engagement by the Company, execute, acknowledge, and deliver to the Company all written documents and instruments, and do such other acts as maybe necessary in the opinion of the Company to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Works.

18. Inventions. All discoveries, concepts, and ideas, whether patentable or not including, but not limited to, apparatus, processes, methods, compositions of matter, techniques, and formulae, as well as improvements thereof or know-how related thereto, relating to any present or prospective product, process, or service of the Company (“Inventions”) that Consultant conceives or makes as a result of or in connection with this Agreement, shall become and remain the exclusive property of the Company, whether patentable or not, and Consultant will, without royalty or any additional consideration:

a.Inform the Company promptly and fully of such Inventions by written reports, setting forth in detail the procedures employed and the results achieved;

b.Assign to the Company all of Consultant’s rights, title, and interests in and to such Inventions, any applications for United States and foreign Letters Patent, any United States and foreign Letters Patent, and any renewals thereof granted upon such Inventions;

c.Assist the Company or its nominees, at the expense of the Company, to obtain such United States and foreign Letters Patent for such Inventions as the Company may elect; and

d.Execute, acknowledge, and deliver to the Company at the Company’s expense such written documents and instruments, and do such other acts, such as giving testimony in support of Consultant’s inventorship, as may be necessary in the opinion of the Company, to obtain and maintain United States and foreign Letters Patent upon such Inventions and to vest the entire rights and title thereto in the Company and to confirm the complete ownership by the Company of such Inventions, patent applications, and patents,

19. Limitation on Intellectual Property Rights. The Parties agree that the foregoing provision shall not be construed to include any works or inventions which were developed entirely by Consultant through his own efforts and resources, which are not related to the Company’s business, or to works or inventions developed by Consultant for other third-parties except as may be prohibited by the restrictive covenants contained herein.

20. Notices. Unless otherwise provided herein, all notices, demands, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been properly given (a) if delivered by hand, effective upon receipt, (b) if sent by certified or registered mail, postage prepaid, return receipt requested, effective three (3) days after mailing, or (c) if sent by a nationally recognized overnight delivery service, effective upon receipt, in each case to the appropriate addresses set forth below, or to such other addresses as a Party may designate by written notice to the other Party:

To Company:	General Counsel
One IDEXX Drive
Westbrook, Maine 04092

To Consultant:	James Polewaczyk
[***]

21. Severability. The Parties agree that each and every paragraph, sentence, clause, term and provision of this Agreement shall be severable, and if any portion of this Agreement shall be held or declared to be illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other portions hereof, and the remainder of this Agreement, disregarding such invalid portion, shall continue in full force and effect as though such void provision had not been contained herein.

22. Force Majeure. Neither Party shall be liable for damages which may result from any delay or failure in performance due to acts of God or public authorities, war and war measures, civil unrest, fire, epidemics or labor disputes; provided, however, that the Parties shall perform their obligations to the maximum extent and as soon as possible.

23. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to its benefit, its successors and affiliated companies and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to the Consultant, cannot be delegated or reassigned by Consultant without the Company’s written consent, but his personal representative shall be bound by all its terms and conditions.

24. Modification and Waiver. This Agreement may not be amended except by a written agreement executed by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver unless expressly so stated in writing. No waiver shall be implied from conduct or a failure to enforce rights or a delay in enforcing rights. No waiver shall be binding unless executed in writing by the Party making the waiver.

25. Governing Law. This Agreement shall be construed as an Agreement made in the State of Maine and shall be governed and construed in accordance with the laws of the State of Maine without regard to any other state’s conflicts of law principles. The Parties expressly agree that it is appropriate for Maine law to apply to: (i) the interpretation of this Consulting Agreement; (ii) any disputes arising out of this Consulting Agreement; and (iii) any disputes arising out of their business relationship.

26. Choice of Forum. Consultant acknowledges that the Company is based in Maine, and understands and further acknowledges the Company’s desire and need to defend any litigation against it in Maine. Accordingly, the Parties agree that any claim of any type brought by Consultant against the Company or any of its affiliated entities, employees or agents must be maintained only in a court sitting in Cumberland County, Maine, or, if a federal court, the District of Maine. Consultant further understands and acknowledges that in the event the Company initiates litigation against Consultant, the Company may need to prosecute such litigation in his forum state, in the State Maine, or in such other state where Consultant is subject to personal jurisdiction. Accordingly, the Parties agree that the Company can pursue any claim against the Representative in any forum in which Consultant is subject to personal jurisdiction. Consultant specifically consents to personal jurisdiction in the State of Maine.

27. Outside Representations. Consultant represents and acknowledges that in signing this Agreement Consultant does not rely, and has not relied, upon any representation or statement made by the Company or by any of the Company’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

28. Voluntary Execution. Consultant acknowledges that Consultant has carefully read and fully understands all of the terms and conditions of this Agreement, that Consultant has entered into this Agreement voluntarily and has executed this Agreement after having had the opportunity to consult with an attorney of Consultant’s choice concerning its terms and conditions.

29. Entire Agreement. With the exception of the Confidential Information and Work Product Restrictive Covenant Agreement which remains in full force and effect as set forth therein, this Agreement constitutes the entire agreement and understanding between the Company and Consultant and supersedes and replaces all prior and contemporaneous agreements and understandings, written or oral.

IN WITNESS WHEREOF, the Parties have signed or caused a duly-authorized agent thereof to sign, the Agreement on their behalf and thereby acknowledge their intent to be bound by the same.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

COMPANY	CONSULTANT

IDEXX Laboratories, Inc.	James Polewaczyk

By: /s/ Michael Johnson	By: /s/ James Polewaczyk
Title: CHRO	Title: Executive Consultant
Date: May-08-2024	Date: May-08-2024